SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)
November 24, 2009

RAPTOR NETWORKS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-51443	84-1573852
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

1508 South Grand Avenue
Santa Ana, California  92705
(Address of Principal Executive Offices)

(714) 380-6659
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

As previously disclosed, on April 8, 2009, PS Business Parks, L.P. (“PSBP”) filed a civil lawsuit in the Superior Court of California, County of Orange, case number 00121225, alleging breach of contract by Raptor Networks Technology, Inc. (“Company”) in connection with the Company vacating its previous operating facility in October 2008.

On November 24, 2009, the Company and PSBP entered into a settlement agreement to resolve all outstanding issues between the two parties.  The settlement terms include an agreement by the Company to pay PSBP the sum of $216,000 in monthly payments, plus simple interest at the rate of ten percent per annum.  Pursuant to the payment schedule, the Company paid PSBP $7,000 on November 24, 2009 and will make monthly payments of $9,000 each on the fifteenth day of each calendar month beginning on January 15, 2010 and ending on January 15, 2012, with a final payment of $6,106.33 due on or before February 15, 2012.  There is no penalty for prepayment or early payment of any amounts due by the Company under the settlement agreement.  If the Company defaults on any of its payment or other obligations under the settlement agreement, judgment may be entered against the Company in the amount of $216,000 plus simple interest at the rate of ten percent per annum, less any payments already made by the Company.

The settlement terms also include a complete release of claims by both the Company and PSBP against the other party with regard to the Company vacating its previous operating facility in October 2008.  Each party also agreed to bear its own costs and attorneys’ fees incurred in connection with the case and the settlement agreement.

For more information regarding the terms of the settlement, please refer to the copy of the settlement agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.  The above description of the settlement agreement is qualified in its entirety by reference to the complete text of the settlement agreement.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Settlement Agreement dated November 24, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR NETWORKS TECHNOLOGY, INC.

Date: November 27, 2009	By:	/s/ Bob van Leyen
Bob van Leyen, Chief Financial Officer

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